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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

         This Merger Agreement (the "Agreement"), entered into as of August 15, 2005 by and between USG&E, Inc., a Delaware Corporation ("Newco"), USG&E Well Production, LLC, a Delaware limited liability corporation ("Newco Sub"), U.S. Gas & Electric, Inc., a Delaware Corporation ("USG&E"), USG&E Gas Drilling I, LLC ("Drilling 1"), a Delaware limited liability company, USG&E Drilling II, LLC ("Drilling 2"), a Delaware limited liability company, and USG&E /gas Drilling III, LLC ("Drilling 3"), a Delaware limited liability company. Newco, Newco Sub, USG&E, Drilling 1, Drilling 2, and Drilling 3 are hereinafter referred to collectively as the "Parties."

         Now, therefore, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.       DEFINITIONS.

                  (a) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                  (b) "Companies" means, collectively, USG&E, Drilling 1, Drilling 2, and Drilling 3.

                  (c) "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

                  (d) "Effective Date" means the date of the consummation of the transactions contemplated by this Agreement.

                  (e) "Environmental Costs" shall mean any and all expenses, costs, damages, liabilities, or obligations incurred by, under or pursuant to any Environmental Laws.

                  (f) "Environmental Laws" means all federal, state, regional, or local statutes, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Companies conduct business, whether currently in existence or hereafter enacted or promulgated, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of


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         1986, 42 U.S.C. ss.9601, ET SEQ. (collectively "CERCLA"), the Solid
         Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.ss.6901 ET SEQ. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C.ss.1311, ET SEQ.; the Clean Air Act, as amended (42 U.S.C.ss.7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C.ss.2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C.ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act 1986 as amended, 42 U.S.C.ss.11001, ET SEQ. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.ss.651, ET SEQ. ("OSHA"); Chapters 376 and 403, Florida Statutes; and Florida common law.

                  (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (h) "Family Member" means the parent, child, grandchild, or spouse of a person.

                  (i) "GAAP" means generally accepted accounting principles in effect in the United States of America at the Effective Date.

                  (j) "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  (k) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and all treasury regulations promulgated thereunder.

                  (l) "Material Adverse Change" means a change in the condition, properties, assets, liabilities, rights, obligations, business, or prospects which change individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.

                  (m) "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or any other entity, of whatever nature.

                  (n) "SEC" means the Securities and Exchange Commission.

                  (o) "Securities Act" means the Securities Act of 1933, as amended.

                  (p) "Subsidiaries" means Drilling I, Drilling II and Drilling III.

                  (q) "Tax Return" means any tax return, filing, or information statement required to be filed in connection with or with respect to any taxes, including any amendments to previously filed tax returns.

                  (r) "Taxes" means all taxes, fees, or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment


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         taxes imposed by any federal, state, local or foreign governmental entity, and any interest or penalties related thereto.

                  (s) "Voting Requirements" shall have the meaning set forth in
         Section 10(i).

         2.       BASIC TRANSACTION.

         The Parties have agreed, subject to the terms and conditions set forth in this agreement, that, on the Effective Date, Drilling 1, Drilling 2, and Drilling 3 shall merge into Newco Sub ("Merger 1") and, immediately thereafter, USG&E shall merge into Newco (Merger 2"), (together with Merger 1, the "Merger"), with Newco and Newco Sub continuing as the surviving corporations.

                  (a) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akerman Senterfitt in Miami, Florida on the fifth day following the satisfaction of all conditions or obligations by all parties related to the Merger.

                  (b) FILING OF ARTICLES OF MERGER. At Closing, the Parties shall cause the Merger to be consummated by filing duly executed Articles of Merger, with the completed plan of merger attached hereto (with respect to each of Merger 1 and Merger 2) with the Department of State of the State of Florida (the "Effective Time") in such form as Newco determines is required by and is in accordance with the relevant provisions of the Florida Business Corporation Act.

                  (c) ISSUANCE OF NEWCO SHARES. As soon as practicable after the Effective Date, the securityholders of the Companies shall deliver the certificates representing their shares or interests in USG&E, Drilling 1, Drilling 2, or Drilling 3 to Newco, and Newco shall deliver certificates representing the applicable shares of capital stock of Newco, pursuant to the plan set forth below:

                           (i) HOLDERS OF USG&E COMMON STOCK. At the Effective
                  Time, each share of USG&E common stock will be converted into Newco Class A common stock on the following basis:

                                    (1) Persons who received their USG&E common
                           stock (i) in connection with the acquisition of the assets of Utiligroup, Inc., (ii) in exchange for the securities of Waterfalls, Inc. or Gibraltor, Inc., or
                           (iii) as a former principal of Harbortown
                           Corporation, will have their USG&E common stock converted into Newco Class A common stock on a 1 share-for-1 share basis;

                                    (2) Persons who purchased USG&E common stock
                           directly from USG&E will have their USG&E common stock converted into Newco Class A common stock on a 1 share-for-2 shares basis; and

                                    (3) USG&E common stock held by the MJL
                           Trust, Don Secunda, Larry Webman, Melvin Webman, Craig Cope, Tom Gordon and Gerry Cautino will be


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                           divested of their common stock holdings in USG&E and
                           such USG&E shares of capital stock will be cancelled.

                           (ii) HOLDERS OF USG&E PREFERRED STOCK. At the
                  Effective Time, each share of USG&E preferred stock will be converted into Newco Class IV preferred stock on a 1 share-for-1 share basis.

                           (iii) MEMBERS OF DRILLING 1. At the Effective Time,
                  each unit in Drilling 1 will be converted into 8,992.8 shares of Newco Class I preferred stock. Drilling 1 investors will also receive Newco Class A common stock at a ratio of 3,817.1 shares of Newco Class I common stock for each unit of Drilling 1 held. Interests in Drilling I held by Shafra, LLC will not be converted into Class I preferred stock and will be cancelled.

                           (iv) MEMBERS OF DRILLING 2. At the Effective Time,
                  each unit in Drilling 2 will be converted into 8,992.8 shares of Newco Class II preferred stock. Drilling 2 investors will also receive Newco Class A common stock at a ratio of 10,323.6 shares of Newco Class A common stock for each unit of Drilling 2 held.

                           (v) MEMBERS OF DRILLING 3. At the Effective Time,
                  each unit in Drilling 3 will be converted into 11,713.5 shares of Newco Class III preferred stock. Drilling 3 investors will also receive Newco common stock at a ratio of 28,827.8 shares of Newco Class A common stock for each unit of Drilling 3 held.

                  (d) TAX TREATMENT. The Parties intend that Merger 2 will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code and that Merger 1 will be treated as a transaction governed by Section 351 of the Internal Revenue Code.

                  (e) TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the surviving Corporations with full right, title, and possession to all assets, rights, privileges, and powers of the Companies, the officers and directors of all Parties are fully authorized in the name of their respective corporations or otherwise to take, and will take, all lawful and necessary action, provided such action is consistent with this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF NEWCO AND NEWCO SUB. As a material inducement to the Companies to enter into this Agreement and to consummate the transactions contemplated herein, Newco and Newco Sub make the following warranties and representations to the Companies:

                  (a) CORPORATE STATUS. Newco is a corporation existing and in good standing under the laws of the State of Delaware. Newco Sub is a limited liability company existing and in good standing under the laws of the State of Delaware. Newco Sub is a wholly owned subsidiary of Newco.

                  (b) CORPORATE POWER AND AUTHORITY. Newco has the corporate power and authority to execute and deliver this agreement, to perform its respective obligations and to consummate the transactions


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         contemplated herein. Newco and Newco Sub have taken all action necessary to authorize the execution of this document and the performance of all actions required of it by this document.

                  (c) ENFORCEABILITY. This agreement constitutes a legal, valid, and binding agreement on Newco and Newco Sub.

                  (d) CAPITALIZATION. The total number of shares of capital stock which Newco has the authority to issue is thirty-two million (32,000,000) shares, of which (i) twenty-seven million (27,000,000) shares shall be common stock, par value $0.001 per share, comprised of: twenty-five million eight hundred thousand (25,800,000) shares of Class A common stock and (b) one million two hundred thousand (1,200,000) shares of Class B common stock, and (ii) five million (5,000,000) shares shall be preferred stock, par value $0.001 per share, of which:
         (a) four hundred thousand (400,000) shares shall be designated Class I preferred stock, (b) four hundred thousand (400,000) shares shall be designated Class II preferred stock, (c) eight hundred thousand (800,000) shares shall be designated Class III preferred stock, (d) eight hundred thousand (800,000) shares shall be designated Class IV preferred stock and (e) two million six hundred thousand (2,600,000) shares shall remain available for designation by the board of directors of Newco.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES. As a material inducement for Newco and Newco Sub to enter into this Agreement and to consummate the transactions contemplated herein, the Companies make the following warranties and representations to Newco and Newco Sub:

                  (a) CORPORATE STATUS. USG&E is a corporation existing and in good standing under the laws of the State of Delaware. The Subsidiaries are limited liability companies existing and in good standing under the laws of the State of Delaware. USG&E and the Subsidiaries has the requisite power and authority to carry out all obligations of the respective organizations. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, or rehabilitation of the Companies.

                  (b) POWER AND AUTHORITY. Each of the Companies have the power and authority to perform all obligations hereunder and consummate the transactions contemplated herein. The Companies have taken all action necessary to authorize the execution of this Agreement, and the performance of all obligations hereunder.

                  (c) ENFORCEABILITY. This Agreement has been duly executed by USG&E and each of the Subsidiaries and constitutes a legal, valid, and binding agreement upon each of them in accordance with its terms, except as may be limited by applicable laws affecting the enforcement of creditor's rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or equity.

                  (d) CAPITALIZATION.

                           (i) USG&E has (i) 120,000,000 shares of capital stock
                  authorized, (ii) of which 21,233,329 shares of common stock are issued and outstanding, (iii) of which 708,891 shares of preferred stock are issued and outstanding and (iv) 2,924,994


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                  shares of capital stock held in treasury. In addition, USG&E has 2,126,673 common stock purchase warrants outstanding. No preemptive rights or rights of first refusal exist with respect to any shares of USG&E common or preferred stock. Except as set forth herein, there are no obligations that could require USG&E to issue shares of its capital stock. Except as set forth herein, there are no proxies, voting rights, or other agreements or understandings open with respect to such shares of USG&E common or preferred stock.

                           (ii) Drilling 1 has 41 member units issued and
                  outstanding which represents an eighty percent (80%) ownership interest in Drilling 1. The remaining twenty percent (20%) interest in Drilling 1 is owned by USG&E.

                           (iii) Drilling 2 has 39 3/4 member units issued and
                  outstanding which represents a seventy-five percent (75%) ownership interest in Drilling 2. Shafra, LLC owns a five percent (5%) ownership interest in Drilling 2 and USG&E owns the remaining twenty percent (20%) interest in Drilling 2.

                           (iv) Drilling 3 has 58.9 member units issued and
                  outstanding which represents a seventy-five percent (75%) ownership interest in Drilling 3. Shafra, LLC owns a five percent (5%) ownership interest in Drilling 3 and USG&E owns the remaining twenty percent (20%) interest in Drilling 3.

                  (e) NON-CONTRAVENTION. The execution and delivery of this agreement by USG&E and the Subsidiaries will not:

                           (i) Contravene any provision of the organizational
                  documents of USG&E or the Subsidiaries;

                           (ii) violate or conflict with any law, statute,
                  ordinance, rule, regulation, decree, writ, injunction judgment or order of any Governmental authority applicable to USG&E or the Subsidiaries;

                           (iii) conflict with any contract which is applicable
                  to, or binding upon USG&E or the Subsidiaries or their respective securityholders; or

                           (iv) result in or require the creation or imposition
                  of any lien upon or with respect to the property or assets of the Companies.

                  (f) ENVIRONMENTAL MATTERS.

                           (i) USG&E and the Subsidiaries have each obtained all
                  licenses, permits, and authorizations under Environmental Laws required for the conduct and operation of its business and is in compliance with the terms and conditions contained therein with respect to other provisions of applicable Environmental Laws, except where the failure to obtain such licenses, permits, and other authorizations or the non-compliance with the terms and conditions contained therein or the non-compliance with other provisions of applicable Environmental Laws would not singly or in the aggregate create a Material Adverse Effect.



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                           (ii) To the knowledge of USG&E and its Subsidiaries,
                  there is no condition on any property currently or formerly owned by either of the aforementioned Parties or formerly owned or leased by the same that would create a liability for the aforementioned Parties under Environmental laws, except for liability that would not singly or in the aggregate create a Material Adverse Effect.

                           (iii) To the knowledge of any of the Parties, there
                  is no condition or any other property owned by any third party that would create liability for any of the Parties under Environmental Laws, except for liability that would not singly or in the aggregate create a Material Adverse Effect.

                           (iv) There are no non-compliance orders or notices of
                  violation, claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceeds pending, or, to the knowledge of the Companies, threatened against or involving the Companies, its business, operations, properties or assets, issued by any Governmental Authority with respect to Environmental Laws issued to the Companies thereunder in connection with, related to, or arising out of the ownership by the Companies of their properties or assets or the operation of their respective businesses which have not been resolved in a manner that would not impose any material obligation, burden or continuing material liability on Newco or the Companies in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on the Companies.

                  (g) GOOD TITLE TO AND CONDITION OF ASSETS; REAL PROPERTY. The Companies have good and marketable title to all of their assets, free and clear of any liens or other restrictions on use. For purposes of this Agreement, the term "Assets" refers to all of the properties and assets of the Companies, whether personal or mixed, tangible or intangible, wherever located. The Company does not own any real property

                  (h) COMPLIANCE WITH LAWS. The Companies represent that they are in compliant with all laws relating to their operations in all material respects.

                  (i) TAX MATTERS. All Tax Returns of the Companies required to have been filed prior to the date hereof by any of the Parties with respect to their income, properties, or other operations have been timely filed, such Tax Returns have been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are accurate in all material respects. All Taxes due and payable with respect to the Companies have been paid or are reflected on the current Balance Sheet. With respect to each taxable period of the Companies,
         (i) no deficiency or proposed adjustment has been asserted or assessed against any Company by any taxing authority, (ii) no Company has consented to an extension of time to pay by any taxing authority, (iii) no Company has requested any extension of time to file by any taxing authority, (iv) there is no action, suit, taxing authority proceeding, or audit or claim against any of the Companies, and none has been threatened, and (v) there are no liens for Taxes upon the assets of the Companies.



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                  (j) LICENSES AND PERMITS. The Companies posses all licenses and required governmental or official approvals, permits, or authorizations for its business and operations. All permits are in full force and effect, the Companies are in full compliance, and no proceeding is pending or threatened to revoke or amend such permits. None of these permits is or will be impaired in any way

5.       CONDUCT OF BUSINESS PENDING THE CLOSING.

         (a) CONDUCT OF BUSINESS BY THE PARTIES PENDING THE CLOSING. The Companies each covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement or except as expressly approved or directed by Newco, between the date of this Agreement and closing, the business of the Companies shall be conducted only in, and the Company shall not take any action except in the ordinary course of business consistent with past practice. USG&E and each of the Subsidiaries shall use their best efforts to preserve intact their business organization and to preserve their present relationships with customers and suppliers. Neither USG&E nor the Subsidiaries shall, directly or indirectly, do or agree to do any of the following, except as otherwise provided in this document or with permission from Newco:

                  (i) Amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

                  (ii) Issue, sell, pledge, dispose of, or encumber any shares of its capital stock of any class, except for the cancelled shares previously indicated;

                  (iii) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (iv) Reclassify, combine, split, subdivide, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (v) Acquire any interest in any corporation, partnership, or other business organization thereof, or make investment either by purchase of stock or securities or contributions of capital;

                  (vi) Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the debts of any other person;

                  (vii) Sell, dispose, or encumber any of its assets, tangible or intangible;

                  (viii) Enter into any contract outside of the ordinary course of business;

                  (ix) Increase the compensation payable or to become payable to its officers or employees, or, except as presently required to do, grant severance or termination pay to any of its directors, officers, or employees;



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                           (x) Take any action not described above that is
                  outside of the ordinary course of business and in a matter inconsistent with past practice;

                           (xi) Increase or decrease prices charged to
                  customers, except for previously announced price changes, or take any other action which might reasonably result in any increase in the loss of customers; or

                           (xii) Agree, in writing or otherwise, to take any
                  action which would make any representation or warranty in
                  Section 4 untrue or incorrect.

                  (b) INVESTOR MEETINGS. Each of the Companies will take all action necessary in accordance with applicable law and their respective organizational documents and will meet as promptly as practicable to vote upon and consider the approval of the Merger, this Agreement and the transactions contemplated herein.

                  (c) EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party incurring such expenses, except as otherwise provided herein.

                  (d) TAX TREATMENT OF MERGER. No Party shall:

                           (i) Knowingly take any action, or knowingly fail to
                  take any action, that would jeopardize the qualification of Merger 2 as a reorganization within the meaning of Section 368 of the Internal Revenue Code and the qualification of Merger 1 as a transaction governed by Section 351 of the Internal Revenue Code; or

                           (ii) Enter into any contract, agreement, commitment
                  or arrangement that would result in jeopardizing the qualification of Merger 2 as a reorganization within the meaning of Section 368 of the Internal Revenue Code and the qualification of Merger 1 as a transaction governed by Section 351 of the Internal Revenue Code.

                  (e) ACTIONS BY NEWCO SUB. In its capacity as sole shareholder of Newco Sub, Newco shall cause Newco Sub to approve and adopt Merger 1 and to take all corporate action necessary on its part to consummate Merger 1 and the transactions contemplated herein.

         6. ADDITIONAL AGREEMENTS

                  (a) FURTHER ASSURANCES; COMPLIANCE WITH COVENANTS. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary to comply with the respective covenants as indicated in Section 3 and
         Section 4 of this document.

                  (b) COOPERATION. Each of the Parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information required or reasonably deemed advisable pursuant to any law, rule, or regulation in connection with the merger. and to use their best efforts to agree on a method to overcome governmental objections thereto.


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


                  (c) OTHER ACTIONS. Each of the Parties shall take all appropriate actions to ensure that all things necessary and proper under applicable laws, regulations, and Contracts to make effective the transaction contemplated herein, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications, or orders of any governmental authority.

                  (d) TAX TREATMENT. All Parties to this Agreement shall take all appropriate steps to cause Merger 2 to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code and to cause Merger 1 to qualify as a transaction governed by Section 351 of the Internal Revenue Code. No party to this action nor their shareholders shall take any action which could cause Merger 2 and the Merger to fail to so qualify. All Parties agree to comply with all applicable federal, state and local reporting requirements with respect to such treatment.

                  (e) CONFIDENTIALITY; PUBLICITY. Except as may be required by law, no Party to this agreement shall disclose to any third party this agreement or the subject matter hereof without the prior consent of all Parties hereto. No press release shall be issued or contemplated without the express permission of all Parties.

         7. CONDITIONS TO THE OBLIGATIONS OF NEWCO AND NEWCO SUB. The obligations of Newco and Newco Sub to effect the transactions contemplated herein shall be subject to the fulfillment at or prior to in the closing of the following conditions, any or all of which may be waived by Newco and Newco Sub:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES The representations and warranties of USG&E, Drilling 1, Drilling 2, and Drilling 3 contained in this agreement shall be true and correct, except for:

                           (i) Changes specifically permitted by or disclosed on
                  any part or schedule of this Agreement; or

                           (ii) Those representations and warranties that
                  address matters only as of a particular date.

                  (b) COMPLIANCE WITH OBLIGATIONS. At the time designated by this Agreement, the Companies shall have delivered to Newco a certificate, dated as of the Effective Date, certifying that such representations and warranties are true and correct and such that all such obligations have been complied with and performed. No such certificate shall be required in the event that the Effective Date is the same date as the Agreement.

                  (c) NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the Effective Date and the Closing:



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                           (i) There shall have been no Material Adverse Change
                  to USG&E; and

                           (ii) There shall have been no adverse federal, state,
                  or local legislative or regulatory change that could cause damage to the products or services of USG&E.

                  (d) ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding any action or proceeding before any court or governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated herein.

         8. CONDITIONS TO THE OBLIGATIONS OF USG&E, DRILLING 1, DRILLING 2, DRILLING 3. The obligations of USG&E, Drilling 1, Drilling 2, Drilling 3 to effect the transactions contemplated herein shall be subject to the fulfillment of the following obligations, any of which may be waived in whole or in part by the aforementioned companies and their respective shareholders and members.

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Newco contained in this agreement shall be true and correct at and as of the Closing with the same force and effect as though made and as of that time. Newco shall have performed and complied with all of its obligations required by this agreement to be performed or complied at or with prior to closing.

                  (b) NO ORDER OR INJUNCTION. No court of competent jurisdiction shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated herein, which remains in effect at the time of closing.

                  (c) VOTING REQUIREMENTS. The Voting Requirements shall have been fulfilled.

         9. TERMINATION.

                  (a) This Agreement may be TERMINATED at any time prior to the Closing Date: (i) by mutual written consent of the Parties hereto at any time prior to the Closing; or (ii) by either Newco or the Companies, if regulatory approval is denied; (iii) by either Newco or the Companies, if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the Merger; (iv) by either Newco or the Companies, if any of the approvals of the Investors required for completion of the Merger are not obtained at the Meeting; or (v) by any of the Parties if the Closing has not occurred prior to June 30, 2006.

                  (b) EXTENSION. At any time prior to the Effective Time, any party hereto, by action of its Board of Directors, may, to the extent allowed by law, extend the time for the performance of any obligations or other acts of the other Parties hereto, waive any inaccuracies in the representations and warranties made herein to such Parties, or waive compliance with any of the agreements or conditions for the benefit of such party contained herein.

         10. GENERAL PROVISIONS.

                  (a) NOTICE. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid), or guaranteed overnight delivery, to the following addresses and telecopy numbers:

                  If to any of the Parties:

                           290 NW 165th Street
                           Penthouse 5
                           North Miami Beach, Florida 33169
                           Attn: Doug Marcille
                           Fax: (305) 947-7880

                  With Copy to:

                           Philip B. Schwartz
                           Akerman Senterfitt
                           One Southeast Third Avenue, Suite 2800
                           Miami, Florida 33131
                           Fax: (305) 374-5095

         Notice shall be deemed received on the date sent (if sent via facsimile) or the date delivered (if sent via overnight delivery or certified or registered mail).

                  (b) ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including all Exhibits and Schedules attached hereto) and other documents delivered at Closing pursuant hereto, contains the entire understanding of the Parties in respect of its subject matter and supersedes all prior agreements and understandings (oral and written) between or among the Parties with respect to such subject matter. The Parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect thereto. The Exhibits and Schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any Person, other than the Parties hereto, any rights or remedies hereunder.

                  (c) AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by all Parties. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligation of any acts hereunder or under any other agreement shall be deemed to be an extension for the time of performance of any other obligation or other acts. The rights and remedies of the Parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

                  (d) BINDING EFFECT. The rights and obligations of this Agreement shall bind and inure to the effect of the Parties and their respective successors or assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.

                  (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same document. A telecopy signature of any party shall be considered to have the same legal status as an original signature.

                  (f) INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Time shall be of the essence in this agreement.

                  (g) GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware.

                  (h) SPECIAL VOTING REQUIREMENTS. Approval of the Merger requires that the following special voting requirements (the "Voting Requirements") be met:

                           (i) Approval of Merger 2 is required by more than 50%
                  of the interest holders in each of Drilling 1, Drilling 2, and Drilling 3 and approval of Merger 1 is required by holders of 50% of the common stock of USG&E (on an as-converted basis), with the holders of USG&E common stock and preferred stock voting as a single group on a post-conversion basis; and

                           (ii) Approval of the Merger by 80% or more of the
                  "Investor Interests." For purposes of this Agreement, the Investor Interests shall be defined as the total dollars contributed to the Companies by the holders of the interests in Drilling 1, Drilling 2, and Drilling 3 and the stockholders of USG&E. In that regard, USG&E raised $1,973,010 from holders of its preferred stock and $1,194,962 from holders of its common stock, Drilling 1 received $1,000,000 from investors, Drilling 2 received $993,750 from investors, Drilling III received $1,918,004 from investors, and the Company received $1,973,010 from the holders of the preferred stock and $1,056,207 from the holders of the common stock. In total, the Companies received from investors an aggregate of $7,079,736 requiring investors contributing in excess of $5,663,769 to approve the Merger.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                      USG&E, INC.



                                      By: /s/
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                      USG&E WELL PRODUCTION, LLC


                                      By: /s/
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                      U.S. GAS & ELECTRIC, INC.


                                      By: /s/
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                      USG&E GAS DRILLING I, LLC


                                      By: /s/
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------

                                      USG&E GAS DRILLING II, LLC


                                      By: /s/
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------


                                      USG&E GAS DRILLING III, LLC


                                      By: /s/
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------



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